Exhibit 99.1

FOR IMMEDIATE RELEASE

August 13, 2008	Contact: John R. Beaver (713) 654-9548
STERLING CHEMICALS ANNOUNCES COMMENCEMENT OF
EXCHANGE OFFER FOR SENIOR SECURED NOTES DUE 2015
          HOUSTON, TEXAS, August 13, 2008 — STERLING CHEMICALS, INC. (SCHI) announced today that it has commenced an exchange offer of $150 million aggregate principal amount of its 10 1/4% Senior Secured Notes due 2015 registered under the Securities Act of 1933, as amended, for all $150 million aggregate principal amount of its outstanding 10 1/4% Senior Secured Notes due 2015.
          The exchange offer will expire at 5:00 p.m. (New York City time) on September 12, 2008, unless extended. This announcement is for informational purposes only and is not an offer to purchase or a solicitation of an offer to purchase any securities. The exchange offer is being made solely by Sterling’s prospectus, dated August 13, 2008, with respect to the exchange offer and the related letter of transmittal. Copies of the prospectus and letter of transmittal may be obtained from U. S. Bank National Association, the exchange agent for the exchange offer, U. S. Bank National Association, Westside Operations Center, 60 Livingston Avenue, St. Paul, MN 55107, Attention: Specialized Finance, (800) 934-6802.
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          Sterling Chemicals, Inc. is a leading North American producer of selected petrochemicals used to manufacture a wide array of consumer goods and industrial products throughout the world. Its primary products are acetic acid and plasticizers.
          This press release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under Sterling’s control which may cause the actual results, performance or achievement of Sterling to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those disclosed in Sterling’s filings with the Securities and Exchange Commission.